Contact: Barbara B. Lucas
                                     Senior Vice President - Public Affairs
                                     410-716-2980

                                     Mark M. Rothleitner
                                     Vice President - Investor Relations and
                                     Treasurer
                                     410-716-3979

FOR IMMEDIATE RELEASE:  Tuesday, January 29, 2002

Subject: Black & Decker Reports Recurring Earnings Per Share of $0.72 for Fourth Quarter 2001 and $2.20 for Full Year; Generates Free Cash Flow of $257 Million; Reduces Inventory $132 Million; Announces Comprehensive Restructuring Plan

Towson, MD - The Black & Decker Corporation (NYSE:BDK) today announced that net earnings for the fourth quarter of 2001, excluding a $99.8 million pre-tax restructuring charge, were $57.6 million, or $0.72 per diluted share. Including the restructuring charge ($70.6 million after tax or $0.88 per diluted share), the Corporation reported a net loss for the quarter of $13.0 million, or $0.16 per diluted share. The Corporation reported net earnings of $52.5 million, or $0.64 per diluted share ($0.98 per diluted share excluding restructuring charges), for the fourth quarter last year. Sales for the fourth quarter of 2001 were $1.22 billion, down 3% from the $1.26 billion reported by the Corporation for the same period last year.

         For the full year 2001, the Corporation reported recurring net earnings of $178.6 million or $2.20 per diluted share. Including the restructuring charge recorded in the fourth quarter, net earnings were $108.0 million or $1.33 per diluted share. Net earnings for 2000 were $282.0 million, or $3.34 per diluted share ($3.51 per diluted share excluding non-recurring items). Sales for the full year 2001 were $4.33 billion, down 5% from $4.56 billion in 2000. Sales declined 3% for the year, excluding the effects of foreign currency translation.

         Inventory was $712 million at the end of 2001, $167 million lower than at the end of the third quarter and $132 million below the 2000 year-end level. Free cash flow increased significantly to $257 million for 2001 from $155 million for the prior year.
                                     (more)
Page Two
         The Corporation also announced a comprehensive restructuring plan designed to significantly reduce its manufacturing cost base. The plan includes the transfer of production and service operations in the Power Tools and Accessories and Hardware and Home Improvement businesses from facilities in the United States and England to low-cost locations in Mexico, China, and Central Europe as well as actions to reduce selling, general, and administrative expenses. Anticipated to be completed in 2004, the plan is expected to result in a 25% reduction in the Corporation's total manufacturing floorspace. As currently envisioned, the restructuring plan will cost approximately $190 million before taxes and generate annual savings in excess of $100 million upon completion. Certain incremental expenses directly related to the restructuring will be recorded as operating costs during the course of the program.

         The $99.8 million pre-tax restructuring charge, recorded in the fourth quarter for actions that the Corporation will take during 2002, includes closing three facilities in North America - two in Power Tools and Accessories and one in Hardware and Home Improvement - as well as transferring additional power tool production from the United States and England to the Corporation's low-cost facilities in Mexico and China and a new low-cost facility in the Czech Republic. In addition, the fourth-quarter charge provides for closing offices, consolidating distribution locations, and lowering headcount to reduce selling, general, and administrative expenses. Approximately $55 million of the charge will be in cash, primarily representing the cost of severance obligations. The balance is a non-cash charge, principally related to the write-down of assets. These restructuring actions are expected to generate annual savings in excess of $60 million in 2003.

         Commenting on the results, Nolan D. Archibald, Chairman and Chief Executive Officer, said, "Weak economic conditions continued to challenge us during the fourth quarter. Although sales were lower than expected in the period, earnings were within the range that we had projected. We are pleased with our progress on inventory management and free cash flow. Not only were we successful in reducing inventory $167 million from the end of the third quarter, but we also improved service levels to our customers during the year, further demonstrating the success of our supply chain initiatives. The Power Tools and Accessories segment, which posted the largest inventory reduction, raised service levels by over four percentage points for the year in both North America and Europe. Inventory reduction, along with lower capital expenditures, allowed us to convert 144% of recurring net earnings to free cash flow.
                                     (more)

Page Three
         "Our restructuring plan is an aggressive step to reduce structural costs and improve our competitive position throughout our businesses. We intend not only to eliminate one-quarter of our overall manufacturing capacity, but, perhaps more importantly, to establish a manufacturing 'footprint' that ensures our continuing ability to produce innovative, high-quality products at world-class costs.

         "Sales in the Power Tools and Accessories segment declined 2% for the quarter versus the same period last year, with most of the decline attributable to Europe. In North America, higher sales of consumer products were offset by lower sales of professional products. The sales gains in our Black & Decker consumer business were driven by new products, including the Navigator(TM) powered hand saw, several successful merchandising initiatives, and higher service levels that helped us to dramatically increase our consumer tool sales to Wal*Mart. Solid sales of new DEWALT(R) professional products, especially the new XRP(TM) drill/drivers, could not overcome the effects of the sluggish economy, particularly in the industrial sector.

         "In Europe, weak economic conditions resulted in significantly lower sales of consumer tools, especially in the large markets of Germany and the United Kingdom. Our European consumer business also continued to be negatively affected by competition from low-price-point power tools imported from Asia. In the professional business, sales were up versus the 2000 level, which is significant in a European professional market that was down for the quarter. The DEWALT brand transition continued to gain strength throughout Europe and is now nearly complete. Overall, sales of power tools and accessories in Europe declined at a high single-digit rate from the fourth quarter of 2000.

         "In the rest of the world, sales of power tools and accessories increased at a high single-digit rate, with solid increases in Asia and Latin America. Operating margins improved significantly due to favorable product mix and strong sales of new products, despite the economic crisis in Argentina, which did not have a material effect on our results for the quarter.
                                     (more)

Page Four
         "Operating profit for Power Tools and Accessories declined versus the fourth quarter last year, primarily due to lower sales and lower gross margin. Lower gross margin reflected production cutbacks to reduce inventory as well as a lower level of volume-related productivity improvement, particularly in the North American professional business. While European margins continued to be affected by price pressure from Asian imports, they improved slightly from last year. For the full year, Power Tools and Accessories sales and operating profit declined 2% and 28%, respectively.

         "Sales in the Hardware and Home Improvement segment declined 9% for the fourth quarter versus the prior year, due to the effects of the weak economic environment and inventory correction actions by retailers. Kwikset sales declined at a mid single-digit rate due to these factors and preparation for the launch of a major brand and product repositioning at home centers late in the quarter. The new products and packaging now on the shelves are expected to further strengthen the Kwikset brand and improve sell-through in 2002. In our Price Pfister plumbing products business, sales declined at a mid-teens rate from the fourth quarter of 2000. This business continued to face stiff competition from low-price-point competitive products, including a private-label brand at a large retailer. Kwikset and Price Pfister both increased sales, however, to the new-construction channel during the quarter, and we are optimistic about continued growth in this channel. Hardware and Home Improvement operating profit declined from last year's fourth-quarter level primarily due to lower sales and significantly lower production levels. For the full year, sales and operating profit declined 7% and 48%, respectively.

         "Sales in the Fastening and Assembly Systems segment were virtually flat for the quarter. Higher sales in the automotive sector, primarily due to the acquisition of the automotive division of Bamal Corporation in North America, were offset by continued weak sales in the industrial sector. A decline in operating profit for the quarter reflected pricing pressure and inherently lower margins in the distribution business acquired from Bamal. Despite the economic downturn, operating margins remained healthy through tight cost control. For the full year, sales and operating profit declined 2% and 15%, respectively, for the Fastening and Assembly Systems segment.
                                     (more)

Page Five
         "Although we expect the world economies and, consequently, our sales levels to remain weak through the first half of 2002, modest economic improvement in the second half should result in flat sales for the year. With intense focus on cost reduction, including benefits from the restructuring program announced today, and taking into account the effect of a change in accounting standards for goodwill, we expect 2002 diluted earnings per share to be in the $2.75 to $2.85 range. For comparative purposes, recurring diluted earnings per share in 2001 would have been $2.53 under the new goodwill accounting standards. We expect to reduce inventory modestly in 2002 and to convert at least 80% of net earnings to free cash flow, excluding restructuring spending.

         "During the first quarter, we expect sales to be down from the prior-year level. We anticipate that retailers will remain cautious about their inventory levels and that we will continue to run our plants well below capacity to manage inventory. As a result, we expect diluted earnings per share in the quarter to be in the $0.30-to-$0.35 range, including the effect of the new goodwill accounting standards.

         "Despite the economic challenges that we anticipate for at least the first half of 2002, Black & Decker's advantages, including our brands, new product development expertise, and customer relationships, remain strong. We will introduce a substantial number of innovative products this year and will enjoy a full-year benefit from new products launched in 2001. We also will maintain sharp focus on inventory management, free cash flow, and operational improvement through Six Sigma. In addition, we will proceed aggressively with our restructuring program to achieve a world-class cost base. Momentum on all of these fronts puts our company in an excellent position to withstand the current weak economic environment and capitalize on the future recovery."

         The Corporation will hold a conference call today at 10:00 a.m., EST, to discuss fourth-quarter and full-year results and the 2002 outlook. Investors can listen to the call by visiting www.bdk.com, the Corporation's homepage, and clicking on the icon labeled "Live Webcast." It is recommended that listeners log-in at least ten minutes prior to the beginning of the call to assure timely access. A replay of the conference call will be available on the Corporation's homepage through the close of business on February 5, 2002.
                                     (more)


Page Six
         This release includes forward-looking  statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. By their nature, all forward-looking statements involve risks and uncertainties. For a more detailed discussion of the risks and uncertainties that may affect Black & Decker's operating and financial results and its ability to achieve the financial objectives discussed in this press release, interested parties should review Black & Decker's reports filed with the Securities and Exchange Commission, including the Current Report on Form 8-K, filed January 29, 2002.

         Black & Decker is a leading global  manufacturer  and marketer of power
tools  and   accessories,   hardware   and  home   improvement   products,   and
technology-based fastening systems.
                                      # # #





                 THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENT OF EARNINGS
                 (Dollars in Millions Except Per Share Amounts)


                                                       Three Months Ended
                                              ----------------------------------
                                              December 31,         December 31,
                                                      2001                 2000
                                              ----------------------------------

SALES                                         $    1,220.7         $    1,263.6
  Cost of goods sold                                 803.6                807.4
  Selling, general, and
    administrative expenses                          315.1                316.2
  Restructuring and exit costs                        99.8                 39.1
                                              -------------        -------------
OPERATING INCOME                                       2.2                100.9
  Interest expense (net of
    interest income)                                  18.8                 28.5
  Other expense (income)                                .9                 (2.9)
                                              -------------        -------------
EARNINGS (LOSS) BEFORE INCOME TAXES                  (17.5)                75.3
  Income taxes (benefit)                              (4.5)                22.8
                                              -------------        -------------
NET EARNINGS (LOSS)                           $      (13.0)        $       52.5
                                              =============        =============



NET EARNINGS (LOSS) PER COMMON SHARE
  - BASIC                                     $       (.16)        $        .65
                                              =============        =============

Shares Used in Computing Basic
  Earnings Per Share (in Millions)                    79.8                 80.7
                                              =============        =============



NET EARNINGS (LOSS) PER COMMON SHARE
  - ASSUMING DILUTION                         $       (.16)        $        .64
                                              =============        =============

Shares Used in Computing Diluted
  Earnings Per Share (in Millions)                    79.8                 81.5
                                              =============        =============





                 THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENT OF EARNINGS
                 (Dollars in Millions Except Per Share Amounts)


                                                         Year Ended
                                              ----------------------------------
                                              December 31,         December 31,
                                                      2001                 2000
                                              ----------------------------------

SALES                                         $    4,333.1         $    4,560.8
  Cost of goods sold                               2,846.6              2,889.0
  Selling, general, and
    administrative expenses                        1,138.9              1,149.5
  Restructuring and exit costs                        99.8                 39.1
  Gain on sale of business                               -                 20.1
                                              -------------        -------------
OPERATING INCOME                                     247.8                503.3
  Interest expense (net of
    interest income)                                  84.3                104.2
  Other expense (income)                               8.2                 (5.5)
                                              -------------        -------------
EARNINGS BEFORE INCOME TAXES                         155.3                404.6
  Income taxes                                        47.3                122.6
                                              -------------        -------------
NET EARNINGS                                  $      108.0         $      282.0
                                              =============        =============



NET EARNINGS PER COMMON SHARE
  - BASIC                                     $       1.34         $       3.37
                                              =============        =============

Shares Used in Computing Basic
  Earnings Per Share (in Millions)                    80.7                 83.7
                                              =============        =============



NET EARNINGS PER COMMON SHARE
  - ASSUMING DILUTION                         $       1.33         $       3.34
                                              =============        =============

Shares Used in Computing Diluted
  Earnings Per Share (in Millions)                    81.1                 84.4
                                              =============        =============




                 THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                              (Millions of Dollars)



                                              December 31,         December 31,
                                                      2001                 2000
                                              -------------        -------------

ASSETS
Cash and cash equivalents                     $      244.5         $      135.0
Trade receivables                                    708.6                783.1
Inventories                                          712.2                844.0
Other current assets                                 227.0                199.9
                                              -------------        -------------
       TOTAL CURRENT ASSETS                        1,892.3              1,962.0
                                              -------------        -------------

PROPERTY, PLANT, AND EQUIPMENT                       687.5                748.1
GOODWILL                                             710.4                717.2
OTHER ASSETS                                         724.0                662.4
                                              -------------        -------------
                                              $    4,014.2         $    4,089.7
                                              =============        =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings                         $       12.3         $      402.9
Current maturities of long-term debt                  33.7                 47.7
Trade accounts payable                               312.7                367.6
Other accrued liabilities                            711.9                814.1
                                              -------------        -------------
       TOTAL CURRENT LIABILITIES                   1,070.6              1,632.3
                                              -------------        -------------

LONG-TERM DEBT                                     1,191.4                798.5
DEFERRED INCOME TAXES                                261.1                221.0
POSTRETIREMENT BENEFITS                              238.0                240.6
OTHER LONG-TERM LIABILITIES                          502.1                479.8
COMMON STOCK UNDER EQUITY FORWARDS                       -                 25.1
STOCKHOLDERS' EQUITY                                 751.0                692.4
                                              -------------        -------------
                                              $    4,014.2         $    4,089.7
                                              =============        =============




                 THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                SUPPLEMENTAL INFORMATION ABOUT BUSINESS SEGMENTS
                              (Millions of Dollars)


                                               Reportable Business Segments
                                     -------------------------------------------------
                                           Power     Hardware    Fastening                  Currency      Corporate,
Three Months Ended                       Tools &       & Home   & Assembly               Translation    Adjustments,
December 31, 2001                    Accessories  Improvement      Systems       Total   Adjustments  & Eliminations   Consolidated
------------------------------------------------------------------------------------------------------------------------------------
Sales to unaffiliated customers         $  921.5       $201.5       $119.8    $1,242.8       $(22.1)         $    -        $1,220.7
Segment profit (loss) (for
   Consolidated, operating
   income before restructuring
   and exit costs)                          83.9         17.2         15.0       116.1         (2.6)          (11.5)          102.0
Depreciation and amortization               21.0          6.8          2.9        30.7          (.5)            6.4            36.6
Capital expenditures                        20.9          8.3          5.9        35.1          (.8)             .1            34.4

Three Months Ended
December 31, 2000
------------------------------------------------------------------------------------------------------------------------------------
Sales to unaffiliated customers         $  936.7       $220.9       $119.7    $1,277.3       $(13.7)         $    -        $1,263.6
Segment profit (loss) (for
   Consolidated, operating
   income before restructuring
   and exit costs)                          96.7         36.5         17.8       151.0          (.8)          (10.2)          140.0
Depreciation and amortization               21.5          8.1          4.1        33.7          (.2)            6.6            40.1
Capital expenditures                        34.4          8.4          8.0        50.8          (.5)             .2            50.5


Year Ended December 31, 2001
------------------------------------------------------------------------------------------------------------------------------------
Sales to unaffiliated customers         $3,121.1       $784.7       $492.4    $4,398.2       $(65.1)         $    -        $4,333.1
Segment profit (loss) (for
   Consolidated, operating
   income before restructuring
   and exit costs)                         252.4         59.1         69.9       381.4         (5.5)          (28.3)          347.6
Depreciation and amortization               87.2         33.6         14.7       135.5         (1.9)           25.8           159.4
Capital expenditures                        87.0         33.1         15.9       136.0         (2.0)             .8           134.8

Year Ended December 31, 2000
------------------------------------------------------------------------------------------------------------------------------------
Sales to unaffiliated customers         $3,184.8       $846.7       $502.6    $4,534.1       $ 26.7          $    -        $4,560.8
Segment profit (loss) (for
   Consolidated, operating
   income before restructuring
   and exit costs and gain on
   sale of business)                       351.8        113.5         81.8       547.1          2.8           (27.6)          522.3
Depreciation and amortization               85.3         34.3         16.3       135.9          1.1            26.4           163.4
Capital expenditures                       140.9         30.8         26.5       198.2          1.2              .8           200.2


      The reconciliation of segment profit to the Corporation's earnings (loss) before income taxes for each period, in millions of dollars, is as follows:


                                                     Three Months Ended                Year Ended
-----------------------------------------------------------------------------------------------------------
                                                December 31,  December 31,     December 31,   December 31,
                                                       2001           2000             2001           2000
-----------------------------------------------------------------------------------------------------------
Segment profit for total reportable
  business segments                                  $116.1         $151.0           $381.4         $547.1

Items excluded from segment profit:

  Adjustment of budgeted foreign
    exchange rates to actual rates                     (2.6)           (.8)            (5.5)           2.8

  Depreciation of Corporate property
    and amortization of certain goodwill               (6.4)          (6.6)           (25.8)         (26.4)

  Adjustment to businesses' post-
    retirement benefit expenses booked
    in consolidation                                   11.0            9.2             41.3           36.4

  Adjustment to eliminate net interest
    and non-operating expenses from results
    of certain operations in Brazil,
    Venezuela, and Turkey                                 -             .1               .6             .5

  Other adjustments booked in consolidation
    directly related to reportable business
    segments                                            2.3             .3             (1.0)         (14.4)

Amounts allocated to businesses in arriving
  at segment profit in excess of (less
  than) Corporate center operating expenses,
  eliminations, and other amounts identified
  above                                               (18.4)         (13.2)           (43.4)         (23.7)
-----------------------------------------------------------------------------------------------------------
Operating income before restructuring and
  exit costs and gain on sale of business             102.0          140.0            347.6          522.3

Restructuring and exit costs                           99.8           39.1             99.8           39.1

Gain on sale of business                                  -              -                -           20.1
-----------------------------------------------------------------------------------------------------------

      Operating income                                  2.2          100.9            247.8          503.3

Interest expense, net of interest income               18.8           28.5             84.3          104.2

Other expense (income)                                   .9           (2.9)             8.2           (5.5)
-----------------------------------------------------------------------------------------------------------
      Earnings (loss) before income taxes            $(17.5)        $ 75.3           $155.3         $404.6
===========================================================================================================

 Basis of Presentation:
     The Corporation operates in three reportable business segments: Power Tools and Accessories, Hardware and Home Improvement, and Fastening and Assembly Systems. The Power Tools and Accessories segment has worldwide responsibility for the manufacture and sale of consumer and professional power tools and accessories, electric cleaning and lighting products, and electric lawn and garden tools, as well as for product service. In addition, the Power Tools and Accessories segment has responsibility for the sale of security hardware to customers in Mexico, Central America, the Caribbean, and South America; for the sale of plumbing products to customers outside the United States and Canada; and for sales of the retained portion of the household products business. The Hardware and Home Improvement segment has worldwide responsibility for the manufacture and sale of security hardware (except for the sale of security hardware in Mexico, Central America, the Caribbean, and South America). It also has responsibility for the manufacture of plumbing products and for the sale of plumbing products to customers in the United States and Canada. The Fastening and Assembly Systems segment has worldwide responsibility for the manufacture and sale of fastening and assembly systems.
     The Corporation assesses the performance of its reportable business segments based upon a number of factors, including segment profit. In general, segments follow the same accounting policies as those described in Note 1 of the Corporation's Annual Report on Form 10-K for the year ended December 31, 2000, except with respect to foreign currency translation and except as further indicated below. The financial statements of a segment's operating units located outside of the United States, except those units operating in highly inflationary economies, are generally measured using the local currency as the functional currency. For these units located outside of the United States, segment assets and elements of segment profit are translated using budgeted exchange rates. Budgeted exchange rates are established annually and, once established, all prior period segment data is restated to reflect the current year's budgeted exchange rates. The amounts included in the preceding table under the captions "Reportable Business Segments" and "Corporate, Adjustments, & Eliminations" are reflected at the Corporation's budgeted exchange rates for 2001. The amounts included in the preceding table under the caption "Currency Translation Adjustments" represent the difference between consolidated amounts determined using those budgeted exchange rates and those determined based upon the exchange rates applicable under accounting principles generally accepted in the United States.
     Segment profit excludes interest income and expense, non-operating income and expense, goodwill amortization (except for amortization of goodwill associated with certain small acquisitions made by the Power Tools and
Accessories and Fastening and Assembly Systems segments), adjustments to eliminate intercompany profit in inventory, and income tax expense. In addition, segment profit excludes restructuring and exit costs and the gain on sale of business. For certain operations located in Brazil, Venezuela, and Turkey, segment profit is reduced by net interest expense and non-operating expenses. In determining segment profit, expenses relating to pension and other postretirement benefits are based solely upon estimated service costs. Corporate expenses, as well as certain centrally managed expenses, are allocated to each reportable segment based upon budgeted amounts. While sales and transfers between segments are accounted for at cost plus a reasonable profit, the effects of intersegment sales are excluded from the computation of segment profit. Intercompany profit in inventory is excluded from segment assets and is recognized as a reduction of cost of sales by the selling segment when the related inventory is sold to an unaffiliated customer. Because the Corporation compensates the management of its various businesses on, among other factors, segment profit, the Corporation may elect to record certain segment-related expense items of an unusual or non-recurring nature in consolidation rather than reflect such items in segment profit. In addition, certain segment-related items of income or expense may be recorded in consolidation in one period and transferred to the various segments in a later period.